           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of
Oppenheimer Rochester North Carolina Municipal Fund

We consent to the use in this Registration Statement of Oppenheimer Rochester
North Carolina Municipal Fund, of our report dated May 16, 2007, included in the Statement of Additional Information, which is part of such Registration
Statement, and to the references to our firm under the headings "Financial
Highlights" appearing in the Prospectus, which is also part of such
Registration Statement and "Independent Registered Public Accounting Firm"
appearing in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
July 24, 2007